PROSPECTUS and	PRICING SUPPLEMENT NO. 32
PROSPECTUS SUPPLEMENT, each	Dated January 14, 2014
Dated April 21, 2011 as supplemented	Registration Statement No. 333-173672
by Supplement No. 2 dated December 19, 2013	Filed Pursuant to Rule 424(b)(2)

U.S. $1,950,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 1.050% Senior Notes Due December 15, 2016

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, and Prospectus Supplement and Supplement No. 2 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESH3 / US24422ESH35

Date of Issue:	January 17, 2014

Maturity Date:	December 15, 2016

Principal Amount:	$500,000,000

Price to Public:	99.800% plus accrued interest from January 17, 2014

Interest Payment Dates:	Semi-annually on each June 15 and December 15, commencing on June 15, 2014

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.050% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Deutsche Bank Securities Inc.	$150,000,000
HSBC Securities (USA) Inc.	150,000,000
J.P. Morgan Securities LLC	150,000,000
BNP Paribas Securities Corp.	25,000,000
Loop Capital Markets LLC	25,000,000
Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.650% plus accrued interest from January 17, 2014 if settlement occurs after that date.